                                  EXHIBIT 3.1

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized stock of ICH consists of 46,000,000 shares of Common Stock, $0.01 par value per share, 4,000,000 shares of Class A Non-Voting Common Stock, $0.01 par value per share, 6,000,000 shares of Preferred Stock, $0.01 par value per share, and 4,000,000 shares of Class A Convertible Preferred Stock, $0.01 par value per share. It is expected that meetings of the stockholders of ICH will be held annually. Special meetings of the stockholders may be called by the President, Chief Executive Officer, a majority of the entire Board of Directors or a majority of the Unaffiliated Directors and must be called upon the written request of holders of shares entitled to cast at least a majority of all the votes entitled to be cast at the meeting. The Charter reserves to ICH the right to amend any provision thereof in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

COMMON STOCK

  Each share of Common Stock is entitled to participate equally in dividends when and as authorized by the Board of Directors and in the distribution of assets of ICH upon liquidation. Each share of Common Stock is entitled to one vote, subject to the provisions of the Charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable by ICH upon issuance. Shares of Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights. The authorized stock of ICH may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. The Charter authorizes the Board of Directors to reclassify any unissued shares of its Common Stock in one or more classes or series of stock.

 Class A Non-Voting Common Stock

  Designation and Amount. Of the 50,000,000 shares of Common Stock which were previously authorized, 4,000,000 shares were reclassified and designated as Class A Non-Voting Common Stock (the "ICH Class A Stock").

  Rights, Preferences and Privileges and Voting Rights. The ICH Class A Stock has the identical preferences, conversion or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as the Common Stock except that the holders of shares of ICH Class A Stock are not entitled to any voting rights. If ICH issues additional shares of its Common Stock as a dividend on its outstanding Common Stock, ICH shall simultaneously issue as a dividend on its outstanding ICH Class A Stock, pro rata among the holders thereof, that number of shares of Class A Common Stock equal to the number of shares of ICH Common Stock issued as a dividend multiplied by a fraction, the numerator of which is the number of shares of ICH Class A Stock outstanding immediately before the record date for the payment of the ICH Class A Stock dividend and the denominator of which is the number of shares of ICH Common Stock outstanding immediately before the record date for the payment of the ICH Common Stock dividend.

  Conversion Rights. On any date on which shares of Common Stock are issued by ICH increasing the number of shares of Common Stock issued and outstanding (the "Conversion Date"), the shares of ICH Class A Stock held by each person will automatically convert into that number of shares of Common Stock as calculated below, except that those shares of ICH Class A Stock (collectively, "Excess Shares") which would cause the holder thereof to own shares of ICH Common Stock (i) in excess of the Limit or (ii) in violation of any stock ownership limitation set forth in the ICH's Charter shall not be converted and shall remain outstanding shares of ICH Class A Stock. "Limit" shall mean not greater than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of ICH. The number and value of outstanding shares of Common Stock shall be determined by the Board of Directors of ICH in good faith, which determination shall be conclusive for all purposes hereof.

  If, subsequent to the Conversion Date, the conversion of Excess Shares into shares of ICH Common Stock would no longer cause the holder thereof to own shares of ICH Common Stock (i) in excess of the Limit or

(ii) in violation of any stock ownership limitation set forth in the Charter, such shares shall automatically convert into that number of shares of ICH Common Stock as calculated below, except that those Excess Shares which, if converted pursuant to this provision, would cause the holder thereof to own shares of ICH Common Stock (i) in excess of the Limit or (ii) in violation of any stock ownership limitation set forth in the Charter shall not be converted and shall remain outstanding shares of ICH Class A Stock.

  The shares of ICH Class A Stock are convertible at the principal office of ICH, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and non-assessable shares of Common Stock of ICH (calculated as to each conversion to the nearest whole share). The number of shares of Common Stock to be issued upon conversion will be determined by multiplying the number of shares of ICH Class A Stock to be converted by one, subject to certain adjustments. No fractional shares of Common Stock will be issued upon conversion of shares of ICH Class A Stock, and the number of shares of Common Stock to be issued will be rounded to the nearest whole share.

PREFERRED STOCK

  The Charter authorizes the Board of Directors to issue shares of Preferred Stock and to classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock from time to time into one or more series of stock. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, ICH and for general corporate purposes without further stockholder authorization. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of ICH by means of a merger, tender offer, proxy contest or other transaction that might involve a premium price for the holders of Common Stock or otherwise be in their best interest. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to ICH to make distributions to the common stockholders.

 Class A Convertible Preferred Stock.

  Designation and Amount. Of the 10,000,000 shares of Preferred Stock which were previously authorized, 4,000,000 shares were reclassified and designated Class A Convertible Preferred Stock (the "ICH Preferred Stock"). In March 1997, IMH converted $15.0 million principal amount of promissory notes into an aggregate of 3,000,000 shares of ICH Preferred Stock.

  Dividends. Commencing on December 31, 1997, each holder of ICH Preferred Stock will be entitled to receive, out of any funds legally available therefor, when and if declared, dividends at the quarterly rate of $.10 per share and no more, and thereafter quarterly on the last day of March, June, September and December of each year that any ICH Preferred Stock is outstanding. Such dividends will not be cumulative, and no rights will accrue to holders of ICH Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior quarter.

  In determining whether a distribution (other than upon liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of stock whose preferential rights upon dissolution are superior to those receiving the distribution will not be added to the Company's total liabilities.

  Distributions Upon Liquidation, Dissolution or Winding Up. Subject to conversion as set forth below, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, subject to the prior preferences and other rights of any class or series of stock ranking senior to the ICH Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company, but before any distribution or payment will be made to the holders of any class or series of stock ranking junior to the ICH Preferred Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of ICH Preferred Stock will be entitled to receive out of the assets of the Company legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors of the Company in the amount per share equal to the liquidation preference, which is $5.00 per share. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of ICH Preferred Stock will have no right or claim to any of the remaining assets of the Company and will not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Company.

  In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidation preference per share plus the corresponding amounts payable on each class or series of other stock ranking on a parity with the ICH Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company, then the holders of the ICH Preferred Stock and all such other stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. Neither the consolidation or merger of the Company into or with another corporation or corporations or trust or trusts nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of affairs of the Company.

  Voting Rights. The holders of shares of ICH Preferred Stock are not entitled to any voting rights.

  Conversion Rights. Upon any "Initial Public Offering," the shares of ICH Preferred Stock held by each person will automatically convert into that number of shares of Common Stock as calculated below, except that those shares of ICH Preferred Stock which, if converted pursuant to this provision, would cause the holder thereof to own shares of Common Stock (i) in excess of the Limit or (ii) in violation of any stock ownership limitation set forth in the Charter shall not be converted into shares of Common Stock. Any shares of ICH Preferred Stock not converted into shares of Common Stock as a result of the foregoing limitations shall on such date automatically convert into shares of ICH Class A Stock at the same rate as shares of ICH Preferred Stock convert into shares of Common Stock. If the aforementioned event does not occur, the shares of ICH Preferred Stock shall remain outstanding. All ICH Preferred Stock is automatically convertible upon the closing of this Offering into shares of ICH Common Stock determined by multiplying the number of shares of ICH Preferred Stock to be converted by a fraction, the numerator of which is $5.00 and the denominator of which is the Subscription Price. "Initial Public Offering" means the sale of Common Stock pursuant to the Company's first effective registration statement covering the sale of such shares filed under the 1933 Act provided such offering meets the following requirements: (i) said offering raises gross proceeds of at least $10.0 million to the Company at a per share offering price of no less than $5.00 per share and (ii) said offering is completed on or before December 31, 1998.

  The shares of ICH Preferred Stock also will be convertible at the principal office of the Company, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and non-assessable shares of Common Stock or ICH Class A Stock, as the case may be, of the Company. The number of shares of Common Stock or ICH Class A Stock, as the case may be, to be issued upon conversion will be determined by multiplying the number of shares of ICH Preferred Stock to be converted by the Conversion Rate. "Conversion Rate" is determined by a fraction, the numerator of which will be the liquidation preference and the denominator of which will be the IPO Share Price. "IPO Share Price" means the gross per share price of the Company's Initial Public Offering.

  No fractional shares of Common Stock or ICH Class A Stock, as the case may be, will be issued upon conversion of shares of ICH Preferred Stock and the number of shares of Common Stock or ICH Class A Stock, as the case may be, to be issued will be rounded to the nearest whole share.

REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

  For ICH to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, a REIT's stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

  Because ICH expects to continue to qualify as a REIT, the Charter contains restrictions on the transfer of Common Stock which are intended to assist ICH in complying with these requirements. The Ownership Limit set forth in the Charter prohibits any person, subject to certain specified exceptions discussed below, from owning, actually or constructively, shares of Common Stock in excess of 9.8% (in value or in number, whichever is more restrictive) of the outstanding shares of Common Stock. The constructive ownership rules are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Common Stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding shares of Common Stock and thus violate the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, exempt a person from the Ownership Limit if it determines that such person's ownership of shares of Common Stock will not jeopardize ICH's status as a REIT. As a condition of such waiver, the Board of Directors may require a ruling from the Internal Revenue Service or opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to ICH's status as a REIT.

  ICH's Charter further prohibits (a) any person from actually or constructively owning shares of Common Stock that would result in ICH being "closely held" under Section 856(h) of the Code or otherwise cause ICH to fail to qualify as a REIT, and (b) any person from transferring shares of Common Stock if such transfer would result in shares of Common Stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of ICH that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to ICH and provide ICH with such other information as it may request in order to determine the effect of such transfer on its status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of ICH to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may from time to time increase or, subject to certain limitations, decrease the Ownership Limit.

  Pursuant to the Charter, if any purported transfer of Common Stock or any other event would otherwise result in any person owning shares of Common Stock in excess of the Ownership Limit or in ICH being "closely held" as described above or otherwise failing to qualify as a REIT, then that number of shares of Common Stock the actual or constructive ownership of which otherwise would cause such person to violate such restrictions (rounded up to a whole share) will be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee will not acquire any rights in such shares. Shares held by the Trustee will constitute issued and outstanding shares of Common Stock. The intended transferee will not benefit economically from ownership of any shares held in the Trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by ICH that shares of Common Stock have been transferred to the Trustee will be paid with respect to such shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee will be held in trust for the Charitable

Beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the Trustee, the Trustee will have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by an intended transferee prior to the discovery by ICH that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary.

  Within 20 days of receiving notice from ICH that shares of Common Stock have been transferred to the Trust, the Trustee will sell the shares held in the Trust to a person designated by the Trustee whose ownership of the shares will not violate the ownership restrictions set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows: the intended transferee will receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the Charitable Beneficiary.

  In addition, shares of Common Stock held in Trust will be deemed to have been offered for sale to ICH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price (as defined in the Charter) at the time of such devise or gift) and (ii) the Market Price on the date ICH, or its designee, accepts such offer. ICH will have the right to accept such offer until the Trustee has sold the shares held in the Trust. Upon such a sale to ICH, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee.

  The Charter defines the term "Market Price" on any date, with respect to any class or series of outstanding shares of ICH's stock, as the Closing Price (as defined below) for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

  If any purported transfer of shares of Common Stock would cause ICH to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to such shares.

  All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

  Under the Charter, every owner of a specified percentage (or more) of the outstanding shares of Common Stock must file a completed questionnaire with the Company containing the information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of the Company's shares. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of Common Stock on the Company's status as a REIT and to ensure such compliance with the Ownership Limit or such other limit as otherwise prescribed by the Board of Directors.

  The Charter provides that "disqualified organizations" within the meaning of
Section 860E(e)(5) of the Code, which generally include governmental entities and other tax-exempt persons not subject to tax on unrelated business taxable income, are ineligible to hold the Company's shares. Accordingly, the shares offered hereby should not be purchased or held by such disqualified organizations. See "Federal Income Tax Considerations."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is BankBoston, N.A., parent corporation to Boston EquiServe, L.P.